UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Verint Sends Letter to Stockholders Outlining Concerns Over Neuberger Berman’s

Proposed Actions

Verint Concerned that Successful Board-Led Strategy That Has Driven Strong Results

Could Be Derailed by Neuberger Berman

Board Determined to Protect Stockholders from Neuberger Berman’s Ill-Informed and

Dangerous Ideas

Cloud and Automation Acceleration Drive Strong Q1 2020 Results

Verint Reiterates Commitment to Continue Board Refreshment This Fiscal Year

MELVILLE, N.Y. – June 3, 2019 – Verint® Systems Inc. (Nasdaq: VRNT) today announced that it has sent a letter to stockholders in connection with its upcoming Annual Meeting of Stockholders to be held on June 20, 2019, at 8:30am ET. Stockholders of record as of May 7, 2019 will be entitled to vote at the meeting.

The letter urges stockholders to vote the WHITE proxy card “FOR” all of the company’s highly qualified and experienced directors, who are driving and overseeing strong performance at Verint.

The stockholder letter, along with other materials related to the company’s 2019 Annual Meeting, will be available at www.VoteVerint.com and at www.sec.gov. The website will be updated as additional information becomes available.

The full text of Verint’s letter to stockholders follows.

June 3, 2019

Dear Fellow Stockholders,

Over two years ago, Verint’s Board began a strategic transformation that is delivering significant value to our stockholders. This successful strategy, which includes accelerated innovation, evolving financial disclosures and Board refreshment – is under serious threat – and so is the value of your investment.

DON’T LET NEUBERGER BERMAN DERAIL VERINT’S SUCCESSFUL TRANSFORMATION

Neuberger Berman, a 2.6% stockholder who has already had input into the selection of one of our eight directors, is attempting to gain additional Board influence so that it can force significant and abrupt changes on Verint that we believe would destroy value.

Our Board has embraced change and is committed to further change to continue to drive stockholder value, but believes that Neuberger Berman’s ideas, if adopted, would harm our customer relationships, disrupt our business momentum, and remove Board members who are vital to the success of our company.

WE ARE OPPOSING NEUBERGER BERMAN IN THIS PROXY CONTEST BECAUSE WE BELIEVE THEIR IDEAS ARE HIGHLY RISKY AND DAMAGING TO YOUR INVESTMENT

We are determined to protect our stockholders from Neuberger Berman’s ill-informed and dangerous ideas. We believe their proposed actions – some of which they have not fully disclosed in public – would damage the value of your investment. We have engaged extensively and have tried to reason with Neuberger Berman, but – despite their public claims – they are privately insisting on increasing their influence on our Board, we believe, to further their value-destructive agenda.

IN OUR PRIVATE DISCUSSIONS, NEUBERGER BERMAN HAS DEMANDED WE COMMIT TO THE FOLLOWING VALUE-DESTRUCTIVE ACTIONS

X	Halt our strong momentum while their unqualified nominees re-evaluate our successful strategy and products
X	Split the company now, regardless of the consequences
X	Change product and strategy direction even if it causes concern and confusion for our customers

OUR TRANSFORMATION ALREADY ADDRESSES NEUBERGER BERMAN’S PUBLIC DEMANDS

We believe Neuberger Berman is trying to mislead you by asking for changes that they know have already been underway for two years, at the Board’s initiation.

NEUBERGER BERMAN’S PUBLIC DEMANDS	VERINT-INITIATED CHANGE OVER THE PAST TWO YEARS

Enhanced Disclosure	✓ As the business has transformed - Verint has enhanced its disclosure ✓ Comprehensive metrics for each business segment ✓ Comprehensive cloud metrics ✓ Comprehensive three year targets

Capital Allocation Strategy

✓   Three year capital allocation framework, including cash generation and expected uses of capital

✓   Absent desirable acquisitions, return cash to stockholders

✓   Convertible notes (due June 2021) expected to be settled in cash through refinancing, not shares

Board Refreshment	✓ Added three independent directors in the last three years ✓ One recent director was recommended by Neuberger Berman ✓ Committed to add another independent director this year

VERINT’S INNOVATION ACCELERATION STRATEGY IS WORKING AND DELIVERING SIGNIFICANT STOCKHOLDER VALUE

TSR Performance Stronger than Peers’1

	1 Year	2 Year	3 Year

	56.0%	51.6%	75.5%

Enterprise Peers[2]	14.7%	23.5%	41.8%

Security Peers[3]	(5.5)%	24.2%	46.8%

NASDAQ	15.0%	35.3%	64.0%

S&P 500	11.2%	22.9%	41.4%

Russell 2000	4.3%	15.7%	43.9%

S&P 1500 IT Svcs	23.2%	53.3%	73.9%

[1]	Bloomberg and Capital IQ as of 8-Apr-2019.
[2]	Enterprise Peers include CVLT, NTCT, CSGS, NICE, NUAN, PEGA, and MSTR.
[3]	Security Peers include FEYE, FSCT, SCWX, EVBG, MSI, BAE, RTN and MANT.

This table shows that our strategy is clearly working. We believe Neuberger Berman has attempted to deliberately mislead stockholders by quoting TSR metrics that intentionally exclude the market’s positive reaction to our FY2019 results and enhanced disclosures. We believe that Neuberger Berman is misleading investors by using metrics that date back to periods prior to 2013, a time when Verint was a controlled company and its parent company was in turmoil, as they well know. These distraction tactics do not change the fact that our performance over the last three years has been excellent.

STRONG Q1 2020 RESULTS ACROSS KEY METRICS4

Our strong momentum over the last two years accelerated in Q1. Non-GAAP revenue increased 11% y-o-y, margins expanded by 340bps and EPS increased 38% y-o-y. Cash from operations increased 55% y-o-y, reflecting the underlying strength in our business.

$324 Million Revenue	19.2% Operating Margin	$0.73 EPS	$94 million Cash From Ops
11% y-o-y	340bps y-o-y	38% y-o-y	55% y-o-y

GAAP Revenue: $315 Million	GAAP Operating Margin: 4.6%	GAAP EPS [5]: $0.02
GAAP Revenue Growth: +9% y-o-y	GAAP y-o-y change: +190bps

[4]	The $324 million revenue, 19.2% operating margin and $0.73 EPS are non-GAAP metrics.
[5]	The GAAP EPS growth rate is not meaningful as F1Q19 GAAP EPS was a loss of $0.03.

FY20 GUIDANCE RAISED AGAIN FOR REVENUE AND EPS6

Verint recently raised guidance for the third time for FY20 since providing initial guidance in December. Revenue growth is expected to accelerate to 10%. Strong revenue growth combined with continued margin expansion is expected to drive 14% EPS growth.

Non-GAAP Revenue ($ in millions)	Non-GAAP Diluted EPS

GAAP Revenue:	$1,062	$1,135	$1,230	GAAP EPS:	($0.47)	($0.10)	$1.00

THREE YEAR TARGETS - 10% REVENUE CAGR AND 14% EPS CAGR

Our strong results and stock appreciation reflect the successful execution of our strategy to accelerate innovation in the areas of automation and cloud. We believe this strategy will enable us to sustain growth and drive long-term value for ALL stockholders.

Three Year Targets by Business Segment7

Verint	Revenue: ~$1.65 Billion	Adjusted EBITDA Margin: ~27%	Diluted EPS: $4.70

Customer Engagement	Revenue: ~$1.08 Billion	Adjusted EBITDA Margin: ~30%	Cloud Revenue Mix: >40% Recurring Revenue Mix: ~70%

Cyber Intelligence	Revenue: ~$575 Million	Adjusted EBITDA Margin: >20%	Gross Margin Expansion from Software Model Transition

[6]	Our guidance for FY20F revenue of $1,375 million and Diluted EPS of $3.65 are on a non-GAAP basis.
[7]	All targets are on a non-GAAP basis.

CLOUD FIRST STRATEGY

Verint is now one of the largest cloud vendors in our Customer Engagement market and we target 30% - 40% cloud revenue CAGR over the next three years. We have a CLOUD FIRST strategy and our salesforce is leading with SaaS. All our solutions run in the Verint cloud and we have a robust cloud offering ranging from small- to medium-sized business solutions all the way up to enterprise-class solutions, elevating customer experience and driving operating efficiencies.

Non-GAAP Customer Engagement Cloud Revenue ($ in millions)

GAAP Revenue	$122 Million	$151 Million

Based on our cloud leadership, we believe our large installed base will migrate to the cloud over time creating an opportunity for 2x cloud revenue uplift. We make it easy for our customers to seamlessly transition their installed base by providing feature parity between our on-premise and cloud solutions. Cloud adoption in our market provides a significant opportunity for revenue upside and margin expansion.

ANALYSTS SUPPORT VERINT’S STRATEGY AND GROWTH POTENTIAL

As our growth strategy continues to drive successful results and share price appreciation, research analysts have reported their positive views on Verint’s performance and outlook:

“

Prospects are brightening as the company is executing well, and both segments are achieving healthy revenue growth and improved profitability.”

SHAUL EYAL, ANALYST, OPPENHEIMER & CO. RESEARCH REPORT, MAY 30, 2019 [8]

“

In our opinion after almost two years of hitting/beating Street estimates, this story is starting to finally get the respect from investors it deserves despite some of the recent noise from short reports/bears. The major investments in automation/analytics and cloud are clearly paying dividends in the field and speak to secular tailwinds as more contact centers move to the cloud.”

DANIEL IVES, ANALYST, WEDBUSH SECURITIES RESEARCH REPORT, MAY 30, 2019 [8]

“

We are encouraged by the more granular disclosure, and believe that execution towards the company’s targets should lead to multiple expansion over time. Our price target goes to $72, from $71. Maintain Overweight.”

PAUL COSTER, ANALYST, JP MORGAN SECURITIES RESEARCH REPORT, MAY 22, 2019 [8]

“

Revenue-growth is inflecting to above 10% CAGR, and [Verint] seems well positioned for the deployment of actionable intelligence into adjacencies. We are increasing our estimates... Reiterate Overweight with conviction.”

PAUL COSTER, CFA, ANALYST, JP MORGAN RESEARCH REPORT, MAY 7, 2019 [8]

VERINT IS COMMITTED TO CONTINUING TO EVOLVE OUR DISCLOSURES

As our business has evolved, our disclosure has also evolved and it will continue to do so. Verint has enhanced its disclosure in the past as our business changed, based on what we heard would be useful to our investors. We did so again in our first quarter 2020 earnings announcement, sharing three-year non-GAAP revenue and EPS targets that reflect our confidence in our growth strategy and the relevance of these metrics to investors.

Analysts are commenting positively on our enhanced disclosure.

“

We also loudly applaud the increased transparency around revenue/cloud targets as this continues to be a driver for the stock to get re-rated as [Verint] shifts to a software based model adding leverage/scale over the next 12 to 18 months.”

DANIEL IVES, ANALYST, WEDBUSH SECURITIES RESEARCH REPORT, MAY 21, 2019 [8]

[8]	Permission to use quote neither sought nor obtained.

“

We also liked [the] expanded view into three year Customer Engagement targets, which demonstrate the potential growth and margin opportunities around these trends.”

DAN BERGSTROM, ANALYST, RBC CAPITAL MARKETS RESEARCH REPORT, MAY 21, 2019 [8]

“	We really appreciate the new disclosures. It’s very helpful.” ANUBHAV MEHLA, JEFFERIES RESEARCH ASSOCIATE, VERINT CUSTOMER ENGAGEMENT AUTOMATION AND CLOUD STRATEGY WEBCAST, MAY 7, 2019 [8]

VERINT HAS ROBUST ENGAGEMENT WITH STOCKHOLDERS AND IS COMMITTED TO CONTINUED BOARD REFRESHMENT

Your Board and management team have deep, ongoing engagement with the company’s stockholders, conducting more than 100 calls and meetings with investors representing approximately 65% of our shares over the past 12 months, and we welcome constructive ideas to drive long-term sustainable value creation.

We are committed to ongoing Board refreshment, and we have added three new directors over the last three years, including one director at Neuberger Berman’s suggestion in 2017. This fiscal year we intend to continue the refreshment process and add a director with recent and relevant experience in cloud, cyber security, and/or software who will also enhance the diversity of the Board.

VERINT’S HIGHLY QUALIFIED AND INDEPENDENT BOARD IS COMMITTED AND BEST-SUITED TO EXECUTE THE STRATEGY THAT WILL DRIVE VALUE CREATION FOR ALL VERINT STOCKHOLDERS

We strongly urge stockholders to support Verint by voting “FOR” Verint’s entire slate of eight highly qualified directors on the WHITE proxy card.

Sincerely,

The Board of Directors of Verint Systems Inc.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1 (877) 750-9496 (from the U.S. and Canada)

OR +1 (412) 232-3651 (from other locations)

Remember: Please simply discard any Gold proxy card you may receive from Neuberger Berman. Any vote on Neuberger Berman’s Gold proxy card (even a vote in protest of their nominees) will revoke any earlier proxy card that you have submitted to Verint.

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This document contains non-GAAP financial measures and non-GAAP forward looking statements. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

We believe these non-GAAP financial measures, used in conjunction with the corresponding GAAP measures, provide investors with useful supplemental information about the financial performance of our business by: (i) facilitating the comparison of our financial results and business trends between periods, by excluding certain items that either can vary significantly in amount and frequency, are based upon subjective assumptions, or in certain cases are unplanned for or difficult to forecast; (ii) facilitating the comparison of our financial results and business trends with other technology companies who publish similar non-GAAP measures; and (iii) allowing investors to see and understand key supplementary metrics used by our management to run our business, including for budgeting and forecasting, resource allocation, and compensation matters. We also make these non-GAAP financial measures available because a number of our investors have informed us that they find this supplemental information useful.

Non-GAAP financial measures should not be considered in isolation as substitutes for, or superior to, comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

	Year Ended January 31, 2017	Year Ended January 31, 2018	Year Ended January 31, 2019	Three Months April 30, 2018	Three Months April 30, 2019

Revenue Reconciliation

GAAP Revenue	$1,062.1	$1,135.2	$1,229.7	$289.2	$315.2

Revenue Adjustments	10.6	15.3	15.4	2.8	8.9

Non-GAAP Revenue	$1,072.7	$1,150.5	$1,245.1	$292.0	$324.2

Table of Reconciliation from GAAP Cloud Revenue to Non-GAAP Cloud Revenue

Customer Engagement

Cloud Revenue – GAAP		$122.0	$150.7

Estimated Revenue Adjustments		13.0	14.7

Cloud Revenue – Non-GAAP		$135.0	$165.4

Operating Income Reconciliation

GAAP Operating Income	$17.4	$48.6	$114.2	$7.8	$14.5

As a Percentage of GAAP Revenue	1.6%	4.3%	9.3%	2.7%	4.6%

Revenue Adjustments	$10.6	$15.3	$15.4	$2.8	$8.9

Amortization of Acquired Technology	37.3	38.2	25.4	7.4	6.7

Amortization of Other Acquired Intangible Assets	44.1	34.2	31.0	7.7	7.7

Stock-Based Compensation Expenses	65.6	69.4	66.7	16.4	17.1

Acquisition Expenses, Net	12.9	1.6	9.9	2.3	3.9

Restructuring Expenses	15.7	13.4	4.9	1.1	1.4

Impairment Charges	-	3.3	-	-	-

Other Adjustments	1.0	2.1	(0.6)	0.6	2.1

Non-GAAP Operating Income	$204.6	$226.1	$266.9	$46.1	$62.3

As a Percentage of Non-GAAP Revenue	19.1%	19.7%	21.4%	15.8%	19.2%

Net (Loss) Income Attributable to Verint Systems Inc. Reconciliation

GAAP Net (Loss) Income Attributable to Verint Systems Inc.	$(29.4)	$(6.6)	$66.0	$(2.2)	$1.6

Total GAAP Net (Loss) Income Adjustments	188.1	187.5	146.7	36.7	47.5

Non-GAAP Net Income Attributable to Verint Systems Inc.	$158.7	$180.9	$212.7	$34.5	$49.1

GAAP Diluted Net (Loss) Income per Common Share Attributable to Verint Systems Inc.	$(0.47)	$(0.10)	$1.00	$(0.03)	$0.02

Non-GAAP Diluted Net Income per Common Share Attributable to Verint Systems Inc.	$2.51	$2.81	$3.21	$0.53	$0.73

GAAP Weighted-Average Shares Used in Computing Diluted Net (Loss) Income per Common Share	62,593	63,312	66,245	63,928	67,088

Additional Weighted-Average Shares Applicable to Non-GAAP Net Income per Common Share Attributable to Verint Systems Inc.	538	1,046	-	1,203	-
Non-Gaap Diluted Weighted-Average Shares Used in Computing Net Income per Common Share	63,131	64,358	66,245	65,131	67,088

Our non-GAAP Consolidated, Customer Engagement, and Cyber Intelligence three-year targets exclude various GAAP measures, including:

•	Amortization of intangible assets.
•	Stock-based compensation expenses.
•	Revenue adjustments.
•	Acquisition expenses.
•	Restructuring expenses.

Our non-GAAP Consolidated three-year targets also reflect income tax provisions on a non-GAAP basis.

We are unable, without unreasonable efforts, to provide a reconciliation for these GAAP measures which are excluded from our non-GAAP Consolidated, Customer Engagement, and Cyber Intelligence three-year targets, due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items.

Our non-GAAP Consolidated, Customer Engagement, and Cyber Intelligence three-year targets reflect foreign currency exchange rates approximately consistent with current rates.

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•	Amortization of intangible assets of approximately $55 million.
•	Amortization of discount on convertible notes of approximately $12 million.

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•	Revenue adjustments are expected to be between approximately $24 million and $26 million.
•	Stock-based compensation is expected to be between approximately $73 million and $77 million, assuming market prices for our common stock approximately consistent with current levels.

Our non-GAAP outlook does not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items.

About Verint Systems Inc.

Verint® (Nasdaq: VRNT) is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, NEXT IT, FORESEE, OPINIONLAB, KIRAN ANALYTICS, TERROGENCE, SENSECY, CUSTOMER ENGAGEMENT SOLUTIONS, CYBER INTELLIGENCE SOLUTIONS, EDGEVR, RELIANT, VANTAGE, STAR-GATE, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

Important Additional Information and Where to Find It

Verint has filed a definitive proxy statement on Schedule 14A and form of associated WHITE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting (the “Definitive Proxy Statement”). Details concerning the nominees of Verint’s Board of Directors for election at the 2019 Annual Meeting are included in the Definitive Proxy Statement. Verint has mailed solicitation materials, including a WHITE proxy card, to stockholders of record entitled to vote at the 2019 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING VERINT’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders are able to obtain a free copy of the Definitive Proxy Statement and of these other documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Verint at http://www.verint.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

Verint, its directors and certain of its officers and other employees will be deemed to be participants in the solicitation of Verint’s stockholders in connection with Verint’s 2019 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is set forth in the Definitive Proxy Statement filed with the SEC in connection with Verint’s 2019 Annual Meeting. Additional information regarding the interests of participants of Verint in the solicitation of proxies in respect of Verint’s 2019 Annual Meeting will be filed with the SEC when they become available. Stockholders are able to obtain a free copy of the Definitive Proxy Statement and other documents filed by Verint with the SEC from the sources listed above.

This document contains “forward-looking statements,” including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, and other filings we make with the SEC. The forward-looking statements contained in this document are made as of the date of this document and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.